UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 10, 2012

VOYAGER OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Montana	0-50848	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2718 Montana Ave., Suite 220
Billings, MT 59101

(Address of principal executive offices, including zip code)

(406) 245-4902

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2012, Voyager Oil & Gas, Inc., a Montana corporation (“Voyager” or the “Company”), entered into a credit agreement (the “Credit Agreement”) with Macquarie Bank Limited (“Macquarie”), as Administrative Agent, and the Lenders party thereto. The Credit Agreement provides for (a) a senior secured revolving loan (the “Revolving Loan”) in an amount not to exceed $100,000,000 with an initial borrowing base of $15,000,000 and (b) a senior secured term loan (the “Term Loan”) in an amount not to exceed $50,000,000. Amounts owed under both the Revolving Loan and the Term Loan are referred to herein as the “Loan.” Subject to certain conditions in the Credit Agreement, amounts repaid with respect to the Revolving Loan may be re-borrowed on a revolving basis until the Revolving Loan matures. Amounts repaid under the Term Loan cannot be re-borrowed. The Revolving Loan and the Term Loan each mature on February 10, 2015, and upon such date, any amounts outstanding on the Loan are due and payable.

Advances under the Term Loan bear interest at a rate per annum equal to the lesser of (a) the London Interbank Offered Rate (“LIBOR”) plus 7.5% and (b) the maximum interest rate allowed by any current or future law. Advances under the Revolving Loan bear interest at a rate per annum, at the Company’s option, dependent on whether the Revolving Loan is a Base Rate Loan or a LIBOR Loan. A Base Rate Loan bears interest at a rate per annum equal to the lesser of (a) the “prime rate” (which is the greater of (i) the prime rate of interest specified by the Wall Street Journal and (ii) the Federal Funds Rate plus 5.5% per annum) plus a margin ranging from 1.75% to 2.25%, and (b) the maximum interest rate allowed by any current or future law. A LIBOR Loan bears interest at a rate per annum equal to the lesser of (a) LIBOR plus a margin ranging from 2.75% to 3.25%, and (b) the maximum interest rate allowed by any current or future law. Such margins for Base Rate Loans and LIBOR Loans fluctuate based on the Company’s utilization of the Revolving Loan. With certain exceptions, interest is generally due and payable on a monthly basis. Voyager will also pay a commitment fee on the daily unused portion of the Revolving Loan of 0.50% per annum and a non-refundable advance fee to Macquarie equal to 1.0% of the advance amount.

The Credit Agreement is secured by substantially all of Voyager’s assets. Voyager also entered into a hedge agreement with Macquarie secured by the same collateral under the Credit Agreement.

The Credit Agreement contains customary covenants that include, among other things, limitations on the ability of the Company to: incur or guarantee additional indebtedness; create liens; pay dividends on or repurchase stock; make certain types of investments; enter into transactions with affiliates; and sell assets or merge with other companies. The Credit Agreement also requires compliance with certain financial covenants, including, commencing March 31, 2012, (1) a ratio of current assets to current liabilities of at least 1.00 to 1.00, (2) a maximum ratio of debt to EBITDA for the preceding four fiscal quarters of no more than 3.50 to 1.00 when there have been any outstanding advances under the Term Loan for the most recent quarter, and (3) an interest coverage ratio of at least 2.50 to 1.00.

Voyager utilized initial borrowings under the Revolving Loan to repay all of the $15,000,000 of senior secured promissory notes held by various note holders. Amounts borrowed under the Term Loan will be utilized by Voyager for its ongoing business operations, including the development and acquisition of properties.

A copy of the Credit Agreement is filed herewith as Exhibit 10.01 and incorporated herein by reference. The foregoing summary of the terms of the Credit Agreement does not purport to be complete and is qualified by reference to the Credit Agreement.

Item 1.2 Termination of a Material Definitive Agreement.

In connection with the closing under the Credit Agreement, on February 10, 2012, the Company repaid all of the principal and accrued interest of $15,000,000 of senior secured promissory notes held by various note holders that were issued in September 2010. The description of the senior secured promissory notes set forth under the caption “Senior Secured Promissory Notes” in Note 7 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is incorporated herein by reference. The termination and repayment of the senior secured promissory notes was a closing condition under the terms of the Credit Agreement. There were no termination penalties incurred by the Company in connection with the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

 Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of February 10, 2012, among Voyager Oil & Gas, Inc., as Borrower, Macquarie Bank Limited, as Administrative Agent, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER OIL & GAS, INC.

Date: February 15, 2012	By:	/s/ Mitchell R. Thompson
Mitchell R. Thompson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	ITEM

10.1	Credit Agreement dated as of February 10, 2012, among Voyager Oil & Gas, Inc., as Borrower, Macquarie Bank Limited, as Administrative Agent, and the Lenders party thereto.